Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Brigitte Engel
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9270
kpatterson@websense.com	bengel@websense.com

N e w s   R e l e a s e

Websense Announces Record First Quarter Revenue and Earnings

Net income climbs 68 percent on revenue growth of 39 percent

SAN DIEGO, April 26, 2005—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management software, today announced its financial results for the first quarter ended March 31, 2005.

Revenue in the first quarter was a record $34.2 million, an increase of 39 percent from the first quarter of 2004.  First quarter net income was $8.6 million, or 35 cents per diluted share, an increase of 68 percent compared to the first quarter of 2004.

Billings for the first quarter were $35.5 million, an increase of 34 percent from the first quarter of 2004.  Billings represent the full amount of subscription contracts billed to customers during the quarter and are a measure of current demand for Websense® products.  The difference between billings booked and revenue recognized in the first quarter resulted in an increase in deferred revenue of $1.3 million from the end of December, bringing total deferred revenue to a record $133.6 million at the end of March.

“Demand for Websense web security solutions remained strong during the first quarter as both new and renewing customers recognized the importance of Websense Enterprise in a multi-layered security infrastructure, and we delivered strong top and bottom-line growth for the quarter,” said John Carrington, chairman and CEO of Websense, Inc.  “As the Internet and its threat environment evolves, we will continue to enhance our offerings to better meet our customers’ needs.  In the first quarter, we introduced the Websense Web Security Suites™ with Sitewatcher™ and Brandwatcher™ services to help customers protect their computing environment from malware and provide early notification if their websites or brands have been compromised through phishing attacks, spyware or worms.  These types of value-added services truly differentiate the Websense solution.”

Record Levels of Operating Income Achieved

For the first quarter of 2005, operating income was $12.5 million, an increase of 61 percent from the first quarter of 2004 and slightly above the company’s operating margin guidance of 35 percent. Gross margin was 93 percent of revenue, consistent with gross margin levels throughout 2004.  During the quarter, the company continued to fund investments in research and development, spending $4.0 million, or 12 percent of revenue, to enhance the Websense Enterprise® platform and develop new complementary offerings.  Selling and marketing expense was $12.3 million for the quarter, or 36 percent of revenue, reflecting increased investments made in worldwide advertising, cooperative marketing, end-user programs and trade show participation to build awareness for Websense products.

Balance Sheet Continues to Strengthen as Cash and Investments Increase

The company ended the first quarter of 2005 with $267.6 million in cash and investments, an increase of $23.8 million from the fourth quarter, and zero debt. The increase in the cash and investments balance reflected operating cash flow of $26 million, partially offset by approximately $7.1 million spent during the first quarter to repurchase 125,000 shares of the company’s common stock at an average price of $56.62. To date, Websense has repurchased 1,131,000 shares out of the two million shares authorized for repurchase by the Board of Directors.

Additional First Quarter Business Highlights

In addition to record revenue and operating performance, business highlights in the first quarter of 2005 included:

•                  Websense was included in Forbes magazine’s annual ranking of the Top 25 Technology Companies list for the second consecutive year.  Websense was ranked 14th on the list.

•                  Deloitte and Touche recognized Websense in its annual Deloitte Fast 500 list of the fastest growing technology companies in North America.  Websense was ranked number 250.

•                  The company announced availability of the Websense Web Security Suite, designed to provide additional layers of protection against web-based threats such as spyware, mobile malicious code, and phishing attacks.  Offered in two versions, the Web Security Suite complements existing antivirus and other security measures to help close the time and technology gaps in an organization’s security infrastructure.

•                  Frost and Sullivan named Websense as the recipient of the 2004 Frost & Sullivan Market Leadership Award in the global web filtering market. According to Frost & Sullivan, Websense was recognized because it displayed excellence in all areas of the market leadership process, devised robust solutions for a dynamic market, implemented strong competitive strategies, and established itself as the market share leader.

•                  Websense Security Labs™ issued 60 security alerts notifying subscribers of dangerous phishing scams, spyware, Trojan keyloggers and worms.

•                  Seats under subscription increased by approximately 500,000 from the fourth quarter of 2004 and by approximately 3.5 million from the first quarter of 2004, to 20.3 million seats. At the end of the first quarter more than 50 percent of all subscriptions included one or more add-on products, compared to approximately 40 percent a year ago.

•                  International customers accounted for 32 percent of subscription revenue in the quarter, consistent with 32 percent in the first quarter of 2004.  Significant new and renewing customers outside the U.S. included Nestle, BP International, and Banco Itau-South America.

•                  Worldwide customer renewals remained strong and were in line with the recent historical range of

75 to 80 percent.

•                  Renewal business accounted for approximately 65 percent of subscription revenue, consistent with approximately 65 percent in the first quarter of 2004.

•                  The average annualized contract value was approximately $7,700, compared to $6,400 in the first quarter of 2004 and $8,300 in the fourth quarter of 2004.  The sequential decline from the fourth quarter is consistent with historical seasonal patterns.

•                  56 percent of the quarter’s billings were one-year in length, compared to 62 percent in the first quarter of 2004 and approximately 51 percent in the fourth quarter of 2004.

•                  The Websense database grew to more than nine million websites, classified into more than 90 categories in over 50 languages. Additionally, the company has identified and categorized more than 700,000 software application and executable files in its Client Policy Manager™ database and has built a comprehensive database of common network protocols to enable filtering of instant messaging, peer-to-peer file sharing, streaming media and other non-http traffic.

Second Quarter 2005 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change.

For the second quarter of 2005,

•                  Billings are expected to be in the range of $42 to $44 million.

•                  Subscription revenue is expected to be in the range of $35.5 to $36 million.

•                  Gross margin is expected to remain consistent with prior quarters at approximately 93 percent of revenue.

•                  Operating margin is expected to be approximately 35 to 36 percent of revenue.

•                  The effective tax rate is expected to be approximately 36 percent.

•                  Based on the above revenue and expense structure, earnings are expected to be approximately 36 cents per diluted share.

Conference Call

Websense is hosting a conference call and simultaneous webcast today at 5:00 p.m. EDT (2:00 p.m. PDT), to discuss these results. To participate in the call, investors should dial (800) 361-0912 (domestic) or (913) 981-5559 (international) ten minutes prior to the scheduled start of the call. The webcast may be accessed via the internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company’s website through June 30, 2005 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 7711714.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the first quarter of 2005 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimize the use of IT resources and mitigate legal liability for our customers. For more information, visit www.websense.com.

© 2005, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance, including estimates of billings and revenue; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; changes in estimated amounts based on the review and audit of Websense’s financial statements by its independent auditors; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004

Revenue	$34,182	$24,611

Cost of revenue	2,500	1,691

Gross margin	31,682	22,920

Operating expenses:
Selling and marketing	12,328	9,416
Research and development	4,024	3,567
General and administrative	2,871	2,219
Total operating expenses	19,223	15,202
Income from operations	12,459	7,718
Other income, net	954	413
Income before income taxes	13,413	8,131
Provision for income taxes	4,801	3,004
Net income	$8,612	$5,127

Basic net income per share	$0.36	$0.23
Diluted net income per share	$0.35	$0.22

Basic common shares	23,672	22,677
Diluted common shares	24,741	23,676

Financial Data:
Total deferred revenue	$133,608	$95,800

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	March 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$45,025	$38,878
Investments in marketable securities	222,527	204,910
Accounts receivable, net	32,399	44,309
Income taxes receivable	3,717	3,201
Deferred income taxes	8,530	8,530
Other current assets	3,165	1,525
Total current assets	315,363	301,353

Property and equipment, net	4,174	3,955
Deferred income taxes, less current portion	9,523	9,523
Deposits and other assets	461	462

Total assets	$329,521	$315,293

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,747	$1,100
Accrued payroll and related benefits	6,528	7,163
Other accrued expenses	5,605	5,011
Income taxes payable	1,667	1,758
Deferred revenue, current portion	91,919	90,686
Total current liabilities	107,466	105,718

Deferred revenue, less current portion	41,689	41,631

Stockholders’ equity:
Common stock	239	235
Additional paid-in capital	161,674	150,447
Treasury stock	(7,078)	—
Retained earnings	26,293	17,681
Accumulated other comprehensive income (loss)	(762)	(419)
Total stockholders’ equity	180,366	167,944

Total liabilities and stockholders’ equity	$329,521	$315,293

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance December 31, 2004	$132,317
Billings first quarter 2005	35,473
Revenue recognized first quarter 2005	(34,182)
Deferred revenue balance March 31, 2005	$133,608